FIRST AMENDMENT TO

THE AMENDED AND RESTATED BYLAWS OF

KEYON COMMUNICATIONS HOLDINGS, INC.

This First Amendment (this “Amendment”) to the Amended and Restated Bylaws of KeyOn Communications Holdings, Inc., a Delaware corporation (the “Corporation”), executed and effective this 3rd day of December, 2010, was duly adopted by the Board of Directors of the Corporation on December 3, 2010.

Section 3.4(b) of the Amended and Restated Bylaws is hereby deleted in its entirety and replaced with the following:

          “(b) At a special meeting of stockholders called for the purpose in the manner hereinabove provided or by written consent as provided in Section 2.9 hereof, the Board Directors or any individual director may be removed from office, with or without cause, and a new director or directors elected by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election for such new director or directors.”

Except as modified and amended hereby, the Amended and Restated Bylaws of the Corporation remain in full force and effect with no further amendment or modification.

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            IN WITNESS WHEREOF, the undersigned hereby certifies, as of the date first set forth above, that this Amendment was duly by the Board of Directors of the Corporation on December 3, 2010, and that the Amended and Restated Bylaws, as amended by this Amendment, were expressly ratified, confirmed and adopted thereunder.

/s/ A. Robert Handell

A. Robert Handell, Secretary

First Amendment to Amended and Restated Bylaws – KeyOn Communications Holdings, Inc.

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